As filed with the Securities and Exchange Commission on April 23, 2004

Registration Statement No. 333-112901

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT NO. 1

TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DIGENE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	52-1536128

(State or other jurisdiction of	(IRS Employer Identification Number)
incorporation or organization)

1201 Clopper Road
Gaithersburg, Maryland 20878
(301) 944-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Charles M. Fleischman
President and Chief Financial Officer
Digene Corporation
1201 Clopper Road
Gaithersburg, Maryland 20878
(301) 944-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Morris Cheston, Jr., Esquire
Ballard Spahr Andrews & Ingersoll, LLP
1735 Market Street, 51st Floor
Philadelphia, Pennsylvania 19103
(215) 665-8500

     Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

          The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Prospectus

Subject to Completion, dated April 23, 2004

DIGENE CORPORATION

$90,000,000
Common Stock
Preferred Stock
Debt Securities

Selling Stockholder

$60,000,000
Common Stock

     We will provide the specific terms for any offering of these securities in supplements to this prospectus. In the case of common stock, the terms will include the number of shares offered and the offering price. In the case of preferred stock, the terms will include the number of shares offered, the offering price and the designation, preferences and rights of the preferred stock. In the case of debt securities, the terms will include, as applicable, the specific designation, aggregate principal amount, maturity, ranking, interest rate, conversion rate, if any, premium, if any, and terms for redemption.

     We may sell any combination of these securities, up to a total dollar amount of $90,000,000, from time to time in one or more offerings to or through underwriters, to other purchasers, or through agents under this prospectus, as supplemented. We will provide the names of any underwriters or agents in supplements to this prospectus. In addition, the Selling Stockholder, Armonk Partners, our principal stockholder, may sell up to a total dollar amount of $60,000,000 of our common stock from time to time in one or more offerings under this prospectus and any prospectus supplement. In the prospectus supplement relating to any sales by the Selling Stockholder, we will state the number of shares of our common stock that Armonk Partners will be selling.

     Our common stock is listed on the NASDAQ National Market under the symbol “DIGE.” On April 19, 2004, the closing sale price of our common stock, was $36.44 per share. None of the other securities offered under this prospectus are currently publicly traded.

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES
UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES
OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is          , 2004.

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. The registration statement, including the attached exhibits and schedules, contains additional relevant information about our company and the securities. The registration statement can be read at the SEC’s web site (www.sec.gov) or at the offices mentioned under the heading “Where Can You Find More Information.”

     Under this registration statement, we may offer, from time to time, up to $90,000,000 of common stock, preferred stock and debt securities in one or more offerings. The Selling Stockholder may, from time to time, offer up to $60,000,000 of our common stock in one or more offerings.

     This prospectus provides you with a general description of the securities we and the Selling Stockholder may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also update or supplement information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described in this prospectus under the heading “Where You Can Find More Information.”

     We may sell the securities to or through underwriters, dealers, or agents or directly to purchasers. We and our agents reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. A prospectus supplement, which we will provide to you each time we offer securities, will provide the names of any underwriters, dealers, or agents involved in the sale of the securities, and any applicable fee, commission, or discount arrangements with them.

     You should rely only on the information provided in this prospectus and in any prospectus supplement, including any information incorporated by reference. For more details on information incorporated herein by reference, you should review the discussion contained under the heading “Incorporation of Documents by Reference.” We have not authorized anyone to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering the securities in states where offers are permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate at any date other than the date indicated on the cover page of such documents.

ABOUT DIGENE

Our Products

     We develop, manufacture and market our proprietary gene-based diagnostic tests for the screening, monitoring and diagnosis of human diseases. Our primary focus is in women’s cancers and infectious diseases. We have applied our proprietary Hybrid Capture® technology to develop a successful diagnostic test for human papillomavirus (“HPV”) which is the primary cause of cervical cancer and is found in greater than 99% of all cervical cancer cases. We have created and are continuing to expand the worldwide market for HPV testing.

     Diagnostic tests are used to inform physicians of the presence of a disease or a disease-causing agent and provide critical information necessary for treatment. Our gene-based diagnostic tests use DNA/RNA probes and monoclonal antibodies to detect disease-specific DNA in a patient specimen We believe sensitivity and specificity of diagnostic tests can be greatly enhanced by using gene-based information. We expect gene-based diagnostic tests will create a fundamental shift in both the practice of medicine and the economics of the diagnostics industry. Physicians will be able to use these tests for the early detection of disease and to treat patients on a personalized basis, allowing them to select the most effective therapy with the fewest negative side effects.

     Our HPV Test, which is the only FDA-approved test for the detection of human papillomavirus, is a reproducible, objective test for the primary cause of cervical cancer. Our HPV Test is not limited by the subjective nature or visual limitations of cytology and can be used to predict the risk of developing cervical cancer. Our HPV Test currently has two approved indications which are: (1) use of our HPV Test with a Pap test to adjunctively screen women age 30 and older to assess the presence or absence of significant, cancer-causing, high-risk HPV types and (2) as a follow-up to an equivocal Pap test for all women regardless of age.

     Worldwide, cervical cancer affects over 400,000 women annually and, after breast cancer, is the second most common malignancy found in women. The treatment of cervical cancer after it reaches the advanced stage may require chemotherapy, radiation treatment or surgery, including hysterectomy. If detected in the precancerous stage, a vast majority of cases of cervical cancer are preventable. The United States has a relatively low incidence of cervical cancer due to widespread use of cervical cancer screening, principally through the use of the Pap test, and significant expenditures on screening infrastructure, which include sophisticated laboratory facilities, highly trained cytotechnologists and extensive regulatory oversight. Nonetheless, approximately 4,100 women in the United States die annually of this preventable disease. Outside the United States, limited resources and underdeveloped or non-standardized testing infrastructure often lead to underdiagnosis of cervical disease, resulting in a significantly higher incidence of cervical cancer.

     In addition to our HPV Test, our product portfolio includes gene-based tests for the detection of chlamydia, gonorrhea, hepatitis B virus, and cytomegalovirus. We also manufacture instrumentation and accessories for performing our tests in clinical laboratories and specimen collection devices and collection medium.

     Our chlamydia and gonorrhea tests are prescribed and performed by a gynecologist or other healthcare professional using the same methods used to perform our HPV Test. We are the first to provide FDA-approved tests for the simultaneous detection of chlamydia and gonorrhea infections, in addition to human papillomavirus, from a single patient sample. We believe the ability to perform multiple tests from a single patient specimen provides greater convenience to patients and their physicians and reduces healthcare costs by decreasing the frequency of patient visits and testing.

Sales and Marketing

     We focus our sales and marketing strategy on achieving broad market acceptance of our gene-based diagnostic tests. Our initial efforts have been in the cervical cancer field where we have established our HPV Test as a leading test for the primary cause of cervical cancer, and in cytomegalovirus and hepatitis B virus testing. Over the last several years, the majority of our sales and marketing investments have been directed to the launch of our Hybrid Capture 2 HPV Test and to build demand for our test among the medical profession, public health officials and consumers through a demand-creation marketing campaign.

     Increasing awareness of cervical cancer and our cost-effective solution is the first step in the demand-creation marketing campaign for our HPV Test. Our strategy has involved:

•	sponsoring, or participating in, major multi-center clinical trials to establish the clinical utility and cost effectiveness of our tests;

•	promoting the publication of the results of these trials in prestigious medical journals and communicating the results of these trials to the public and physicians through media awareness programs;

•	establishing widespread laboratory distribution for our HPV Test through direct sales programs, strategic alliances with major diagnostic companies and co-marketing programs with clinical reference laboratories;

•	working with managed care providers, national governments and reimbursement agencies to establish reimbursement;

•	supporting women’s health advocacy groups to call for widespread use of our HPV Test and educating consumers about the benefits of human papillomavirus testing; and

•	establishing a physician detailing sales organization in the United States.

     Our two principal markets are the United States and Europe. We currently market our products in the United States to clinical reference laboratories through a direct sales force supported by technical and customer service representatives. We market our HPV Test to physicians through joint marketing programs with clinical reference laboratories. In Europe we previously sold our products under distribution arrangements with third parties. Beginning in 2002 we established direct sales capabilities and our own infrastructure in major European countries including the United Kingdom, Germany, France, Italy, Switzerland and Spain. The

transition from a distributor sales model to direct sales allows for better control of our marketing programs, higher diagnostic test kit margins and improved customer support.

Our Facilities

     We have one manufacturing facility located in leased property in Gaithersburg, Maryland. Our executive offices and research and development activities are located at such site as well. The facility has a total of approximately 111,000 square feet, of which approximately 34% is dedicated to our manufacturing, quality control and shipping activities. We also lease office and sales operations space in the United Kingdom, Germany, Switzerland, France, Italy and Spain.

     We were incorporated in Delaware in 1987. Our principal executive offices are located at 1201 Clopper Road, Gaithersburg, Maryland 20878. Our telephone number is (301) 944-7000.

FORWARD-LOOKING STATEMENTS

     Some of the statements in this prospectus and the documents incorporated by reference constitute forward-looking statements. These statements discuss goals, intentions and expectations as to future trends, plans, events or other information relating to us, based on the current beliefs of our management as well as assumptions made by and information currently available to management. Words such as “may,” “will,” “should,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or similar phrases or expressions identify forward-looking statements.

     Although we believe these forward-looking statements are reasonable, they are based upon a number of assumptions, any or all of which ultimately may prove to be inaccurate. Factors that might cause or contribute to differences between our expectations and actual results include: uncertainty of market acceptance of our products by the worldwide medical community; our ability to scale up our manufacturing to the extent product sales increase; dependence on third-party reimbursement from government entities, managed care organizations, and private insurance plans; risk that other companies may develop and market HPV tests competitive with our own; uncertainty regarding patents and propriety rights in connection with our products and products in development; uncertainty as to ongoing litigation; our limited sales and marketing experience; the extent of future expenditures for sales and marketing programs; uncertainty of clinical trial results for our products in development; delay in or failure to obtain regulatory approvals for our products in development; uncertainty of future profitability and cash generation from operations; our ability, if necessary, to obtain requisite additional financing to fund our operations beyond calendar year 2004; and risks inherent in international transactions, including those relating to our expansion in Europe and elsewhere.

USE OF PROCEEDS

     Unless we specify otherwise in a prospectus supplement, we intend to use the net proceeds from the sale of securities that we may offer to provide additional funds for working capital and other general corporate purposes.

     We will not receive any of the proceeds from the sale of our common stock offered by the Selling Stockholder.

RATIO OF EARNINGS TO FIXED CHARGES

     The following are our consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Year ended					Six months ended
	June 30,	June 30,	June 30,	June 30,	June 30,	December 31,
	1999	2000	2001	2002	2003	2003
Ratio of earnings to fixed charges(1)	—	—	—	—	—	16.8x

(1)	For the fiscal years ended June 30, 1999, 2000, 2001, 2002 and 2003, earnings were insufficient to cover fixed charges by approximately $9,125,000, $6,583,000, $6,353,000, $9,154,000 and $3,827,000, respectively. For this reason, no ratios are provided.

SECURITIES THAT MAY BE OFFERED WITH THIS PROSPECTUS

     We may offer shares of our common stock, preferred stock or debt securities from time to time. The total aggregate dollar amount of all of the shares of common stock or preferred stock or debt securities that we may issue will not exceed $90,000,000. The Selling Stockholder may offer, from time to time, up to $60,000,000 of our common stock in one or more offerings. When we use the term “securities” in this prospectus, we mean any of the securities that may be offered with this prospectus unless we say otherwise. This prospectus describes the general terms that may apply to the securities. The specific terms of any particular securities that we may offer will be described in a separate supplement to this prospectus.

     Common Stock

     We and/or the Selling Stockholder may offer shares of our common stock. Our common stock currently is traded on the NASDAQ National Market under the symbol “DIGE.”

     Preferred Stock

     We may offer shares of our preferred stock. We currently have no shares of preferred stock outstanding. Our preferred stock may be issued from time to time in one or more series with such designation, preferences and rights of the shares of such series and qualifications, limitations or restrictions thereon as established by our Board of Directors.

     Debt Securities

     We may offer debt securities, in one or more series. For any particular debt securities we offer, the applicable prospectus supplement will describe the specific designation, the aggregate principal or face amount and the purchase price, the ranking, the stated maturity, the redemption terms, if any, the conversion terms, if any, the rate or manner of calculating the rate and the payment dates for interest, if any, the amount or manner of calculating the amount payable at maturity and whether that amount may be paid by delivering cash, securities or other property, and any other specific terms. We will issue any debt securities under an indenture described in this prospectus between us and a trustee that we will identify in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

General

     We are authorized to issue 50,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.10 par value per share. The following description of our capital stock is subject to and qualified in its entirety by our certificate of incorporation and bylaws, each as amended and restated, and by the provisions of applicable Delaware law.

Common Stock

     The applicable prospectus supplement relating to an offering of common stock will contain the specific terms of such offering, including the number of shares offered, the initial offering price and market price and dividend information.

     As of March 31, 2004, there were 19,738,550 shares of our common stock outstanding. These shares were held of record by approximately 151 stockholders. Our common stock is traded on the NASDAQ National Market under the symbol “DIGE.” The Transfer Agent and Registrar for our common stock is StockTrans, Inc.

     Subject to the rights of the holders of preferred stock, holders of our common stock are entitled to receive dividends, when and if declared by the Board of Directors out of our assets or funds legally available therefor and shall share equally on a per share basis in all such dividends. We have never paid dividends on our common stock and have no current plans to do so.

     At every meeting of stockholders, every holder of common stock is entitled to one vote per share. Subject to any voting rights which may be granted to holders of preferred stock, any action submitted to stockholders is approved if the number of votes cast in favor of such action exceeds the number of votes required by the provisions of our certificate of incorporation or bylaws, subject to applicable quorum requirements.

     In the event of any liquidation, dissolution or winding-up of our business, whether voluntary or involuntary, the holders of common stock would be entitled to share equally in the assets available for distribution after payment of all liabilities and provision for the liquidation preference of any shares of preferred stock then outstanding.

     The holders of common stock have no preemptive rights, cumulative voting rights, subscription rights, or conversion rights and the common stock is not subject to redemption. The rights, preferences and privileges of holders of common stock are subject to the rights, preferences and privileges of any preferred stock which we may issue in the future which could have priority with respect to dividends and liquidation distributions.

Preferred Stock

     We may offer shares of our preferred stock. We currently have no shares of preferred stock outstanding. Our preferred stock may be issued from time to time in one or more series with such designation, preferences and rights, qualifications, limitations or restrictions as established by our Board of Directors. The issuance of any preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of our common stock. The ability of our Board of Directors to issue preferred stock could discourage, delay or prevent a takeover or change in control.

     The terms of any particular series of preferred stock will be described in the prospectus supplement relating to the offering of shares of that particular series of preferred stock, including, where applicable:

•	the series designation, stated value and liquidation preference of such preferred stock and the number of shares offered;

•	the offering price;

•	the dividend rate or rates (or method of calculation), the date or dates from which dividends shall accrue, and whether such dividends shall be cumulative or non-cumulative and, if cumulative, the dates from which dividends shall commence to cumulate;

•	any redemption or sinking fund provisions;

•	the amount that shares of such series shall be entitled to receive in the event of our liquidation, dissolution or winding-up;

•	the terms and conditions, if any, on which shares of such series shall be exchangeable for shares of our stock of any other class or classes, or other series of the same class;

•	the voting rights, if any, of shares of such series;

•	the status as to reissuance or sale of shares of such series redeemed, purchased or otherwise reacquired, or surrendered to us on conversion or exchange;

•	the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by us, of our common stock or of any other class of our stock ranking junior to the shares of such series as to dividends or upon liquidation;

•	the conditions and restrictions, if any, on the creation of indebtedness of us, or on the issue of any additional stock ranking on a parity with or prior to the shares of such series as to dividends or upon liquidation; and

•	any additional dividend, liquidation, redemption, sinking or retirement fund and other rights, preferences, privileges, limitations and restrictions of such preferred stock.

     If we issue shares of preferred stock under this prospectus and a related prospectus supplement, the shares will be fully paid and non-assessable and will not have, or be subject to, any preemptive or similar rights.

Anti-Takeover Provisions in Our Certificate of Incorporation and Bylaws

     Our certificate of incorporation provides that the board of directors will be divided into three classes, with each class containing as nearly as possible one-third of the total number of directors and with the members of each class serving for staggered three-year terms. At each annual meeting of our stockholders, the number of directors equal to the number of the class whose term expires at the time of such meeting will be elected to hold office until the third succeeding annual meeting of stockholders. We currently have seven directors, divided into two classes of two directors and one class of three directors. A classified board could make it more difficult for stockholders to take control of our Board of Directors because it would take at least two years to nominate and elect a majority of our Board of Directors.

     Our bylaws provide that the number of directors shall be as determined by the Board of Directors from time to time. It further provides that directors may be removed only for cause, and then only by the affirmative vote of the holders of at least a majority of all outstanding voting stock entitled to vote at an election of directors. These provisions, in conjunction with the provision of the bylaws authorizing the board of directors to fill vacant directorships, will prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

     Our bylaws contain provisions requiring that advance notice be delivered to us describing any business proposal that a proposing stockholder seeks to raise at any meeting of our stockholders and establishing procedures to be followed by stockholders in nominating persons for election to the Board of Directors. As described in the bylaws, any such notice must set forth specific information regarding the proposing or nominating stockholder and such business proposal or director nominee.

     The preceding provisions could have the effect of discouraging, delaying or making more difficult certain attempts to acquire us or to remove incumbent directors even if a majority of our stockholders believe it is in their or our best interests. The foregoing summaries are qualified in their entirety by reference to our certificate of incorporation and bylaws, copies of which are incorporated by reference into the registration statement of which this prospectus is a part.

Delaware Anti-Takeover Law

     We are subject to Section 203 of the Delaware General Corporation law, or the DGCL, which, subject to certain exceptions and limitations, prohibits a Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years following the date that such stockholder became an interested stockholder, unless:

•	prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (for the purposes of determining the number of shares outstanding under the DGCL, those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer are excluded from the calculation); or

•	on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     For purposes of Section 203, a “business combination” includes:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     For purposes of Section 203, an interested stockholder is defined as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person. Armonk Partners, the Selling Stockholder, owns approximately 20% of our common stock and has held such stock for more than three years.

     We believe these Delaware anti-takeover law provisions could discourage bids to acquire us, particularly in a hostile, unfriendly takeover situation, and may add to the cost of any potential business combination.

DESCRIPTION OF DEBT SECURITIES

     The following description sets forth the material terms and provisions of the debt securities we may offer pursuant to a prospectus supplement. Our senior debt securities will be issued under an indenture between us and a trustee, the form of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. We refer to this indenture in this prospectus as the “senior indenture.” Our subordinated debt securities will be issued under an indenture between us and a trustee, the form of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. We refer to this indenture in this prospectus as the “subordinated indenture.” The senior indenture and the subordinated indenture are sometimes referred to herein collectively as the “Digene indentures” and each individually as a “Digene indenture.” The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered debt securities will be described in the applicable prospectus supplement.

     Because the following summaries of the material terms and provisions of the Digene indentures and the related debt securities are not complete, you should refer to the forms of the Digene indentures for complete information regarding the terms and provisions of the Digene indentures, including the definitions of some of the terms used below. Wherever particular articles, sections or defined terms of a Digene indenture are referred to, those articles, sections or defined terms are incorporated by reference in this prospectus, and the statement in connection with which such reference is made is qualified in its entirety by such reference. Wherever particular articles, sections or defined terms of a Digene indenture, without specific reference to a particular Digene indenture, are referred to, those articles, sections or defined terms are contained in both Digene indentures. The senior indenture and the subordinated indenture are substantially identical, except for certain covenants of ours and provisions relating to subordination.

General

     The Digene indentures do not limit the aggregate principal amount of the debt securities which we may issue thereunder and provide that we may issue the debt securities thereunder from time to time in one or more series. (Section 3.1) The Digene indentures do not limit the amount of other Indebtedness or the debt securities, other than certain secured Indebtedness as described below, which we or our Subsidiaries may issue.

     Unless otherwise provided in a prospectus supplement, the senior debt securities will be unsecured obligations of ours and will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will be unsecured obligations of ours, subordinated in right of payment to the prior payment in full of all Senior Indebtedness of ours as described below under “—Subordination of the Subordinated Debt Securities” and in the applicable prospectus supplement.

     The prospectus supplement relating to the particular debt securities offered thereby will describe the following terms, as applicable, of the offered debt securities:

•	the title of such debt securities and the series in which such debt securities will be included;

•	any limit upon the aggregate principal amount of such debt securities;

•	the date or dates, or the method or methods, if any, by which such date or dates will be determined, on which the principal of such debt securities will be payable;

•	the rate or rates at which such debt securities will bear interest, if any, which rate may be zero in the case of certain debt securities issued at an issue price representing a discount from the principal amount payable at maturity, or the method by which such rate or rates will be determined, including, if applicable, any remarketing option or similar method, and the date or dates from which such interest, if any, will accrue or the method by which such date or dates will be determined;

•	the date or dates on which interest, if any, on such debt securities will be payable and any regular record dates applicable to the date or dates on which interest will be so payable;

•	the place or places where (1) the principal of, any premium or interest on or any additional amounts with respect to such debt securities will be payable, (2) any of such debt securities that are issued in registered form may be surrendered for registration of transfer or exchange, and (3) any such debt securities may be surrendered for conversion or exchange;

•	whether any of such debt securities are to be redeemable at our option, whether we will be obligated to redeem or purchase any of such debt securities pursuant to any sinking fund or analogous provision or at the option of any holder thereof, and the terms of such option or obligation, as described under “—Redemption” below;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which any debt securities to be issued in registered form will be issuable and, if other than a denomination of $5,000, the denominations in which any debt securities to be issued in bearer form will be issuable;

•	whether the debt securities will be convertible into our common stock and/or exchangeable for other securities, whether or not issued by us, and, if so, the terms and conditions upon which such debt securities will be so convertible or exchangeable;

•	if other than the entire principal amount, the portion of the principal amount, or the method by which such portion will be determined, of such debt securities that will be payable upon declaration of acceleration of the maturity thereof;

•	if other than United States dollars, the currency of payment, including composite currencies, of the principal of, any premium or interest on or any additional amounts with respect to any of such debt securities;

•	whether the principal of, any premium or interest on or any additional amounts with respect to such debt securities will be payable, at our election or the election of a holder, in a currency other than that in which such debt securities are stated to be payable and the date or dates on which, the period or periods within which, and the other terms and conditions upon which, such election may be made;

•	any index, formula or other method used to determine the amount of payments of principal of, any premium or interest on or any additional amounts with respect to such debt securities;

•	whether such debt securities are to be issued in the form of one or more global securities and, if so, the identity of the depositary for such global security or securities;

•	whether such debt securities are the senior debt securities or subordinated debt securities and, if the subordinated debt securities, the specific subordination provisions applicable thereto;

•	in the case of subordinated debt securities, the relative degree, if any, to which such subordinated debt securities of the series will be senior to or be subordinated to other series of subordinated debt securities or other indebtedness of ours in right of payment, whether such other series of subordinated debt securities or other indebtedness are outstanding or not;

•	any deletions from, modifications of or additions to the Events of Default or covenants of ours with respect to such debt securities;

•	whether the provisions described below under “—Discharge, Defeasance and Covenant Defeasance” will be applicable to such debt securities; and

•	any other terms of such debt securities and any other deletions from or modifications or additions to the applicable Digene indenture in respect of such debt securities. (Section 3.1)

     We will have the ability under the Digene indentures to “reopen” a previously issued series of the debt securities and issue additional debt securities of that series or establish additional terms of that series. We are also permitted to issue debt securities with the same terms as previously issued debt securities. (Section 3.1)

     Unless otherwise provided in the related prospectus supplement, principal, premium, interest and additional amounts, if any, with respect to any debt securities will be payable at the office or agency maintained by us for such purposes. In the case of debt securities issued in registered form, interest may be paid by check mailed to the persons entitled thereto at their addresses appearing on the security register or by transfer to an account maintained by the payee with a bank located in the United States. Interest on debt securities issued in registered form will be payable on any interest payment date to the persons in whose names the debt securities are registered at the close of business on the regular record date with respect to such interest payment date. All paying agents initially designated by us for the debt securities will be named in the related prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the debt securities are payable. (Sections 3.7 and 10.2)

     Unless otherwise provided in the related prospectus supplement, the debt securities may be presented for transfer or exchanged for other debt securities of the same series, containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount, at the office or agency maintained by us for such purposes. Such transfer or exchange will be made without service charge, but we may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses then payable. We will not be required to:

•	issue, register the transfer of, or exchange, the debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such debt securities and ending at the close of business on the day of such mailing, or

•	register the transfer of or exchange any debt security so selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part. (Section 3.5)

     The trustee will be appointed as the security registrar. Any transfer agent, in addition to the security registrar, initially designated by us for any debt securities will be named in the related prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the debt securities are payable. (Section 10.2)

     Unless otherwise provided in the related prospectus supplement, the debt securities will be issued only in fully registered form without coupons in minimum denominations of $1,000 and any integral multiple thereof. (Section 3.2) The debt securities may be represented in whole or in part by one or more global debt securities registered in the name of a depositary or its nominee and, if so represented, interests in such global debt security will be shown on, and transfers thereof will be effected only through, records maintained by the designated depositary and its participants as described below. Where the debt securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special United States Federal income tax considerations, applicable to such debt securities and to payment on and transfer and exchange of such debt securities will be described in the related prospectus supplement.

     The debt securities may be issued as original issue discount securities, bearing no interest or bearing interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below their principal amount. Special United States Federal income tax and other considerations applicable to original issue discount securities will be described in the related prospectus supplement.

     If the purchase price of any debt securities is payable in one or more foreign currencies or currency units or if any debt securities are denominated in one or more foreign currencies or currency units or if the principal of, or any premium or interest on, or any additional amounts with respect to, any debt securities is payable in one or more foreign currencies or currency units, the restrictions, elections, certain United States Federal income tax considerations, specific terms and other information with respect to such debt securities and such foreign currency or currency units will be set forth in the related prospectus supplement.

     We will comply with Section 14(e) under the Exchange Act, and any other tender offer rules under the Exchange Act which may then be applicable, in connection with any obligation of ours to purchase debt securities at the option of the holders. Any such obligation applicable to a series of debt securities will be described in the related prospectus supplement.

     Unless otherwise described in a prospectus supplement relating to any debt securities, the Digene indentures do not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating. You should refer to the prospectus supplement relating to a particular series of the debt securities for information regarding any deletions from, modifications of or additions to the Events of Default described below or our covenants contained in the Digene indentures.

Conversion and Exchange

     The terms, if any, on which debt securities of any series are convertible into or exchangeable for common stock, preferred stock or other securities, whether or not issued by us, property or cash, or a combination of any of the foregoing, will be set forth in the related prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which the securities, property or cash to be received by the holders of the debt securities would be calculated according to the factors and at such time as described in the related prospectus supplement.

Global Securities

     The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to such series. The specific terms of the depositary arrangement with respect to a series of the debt securities will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

     Upon the issuance of a global security, the depositary for such global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such global security. Such accounts will be designated by the underwriters or agents with respect to such debt securities or by us if such debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to persons that may hold interests through participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee with respect to interests of participants, and on the records of participants with respect to interests of persons other than participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global security.

     So long as the depositary for a global security, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the applicable Digene indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have the debt securities of the series represented by such global security registered in their names and will not receive or be entitled to receive physical delivery of the debt securities of that series in definitive form.

     Principal of, any premium and interest on, and any additional amounts with respect to, the debt securities registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing such debt securities. None of the trustee, any paying agent, the security registrar or us will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that the depositary for a series of the debt securities or its nominee, upon receipt of any payment with respect to such debt securities, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global security for such debt securities as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of such participants.

     The Digene indentures provide that if:

•	the depositary for a series of the debt securities notifies us that it is unwilling or unable to continue as depositary or if such depositary ceases to be eligible under the applicable Digene indenture and a successor depositary is not appointed by us within 90 days of written notice,

•	we determine that the debt securities of a particular series will no longer be represented by global securities and we execute and deliver to the trustee a company order to such effect, or

•	an Event of Default with respect to a series of the debt securities has occurred and is continuing,

the global securities will be exchanged for the debt securities of such series in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. Such definitive debt securities will be registered in such name or names as the depositary shall instruct the trustee. (Section 3.5) We expect that such instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in global securities.

Payment of Additional Amounts

     We will make all payments of principal of, and premium, if any, interest and any other amounts on, or in respect of, the debt securities of any series without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by:

•	the laws, or any regulations or rulings promulgated thereunder, of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein or

•	an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings, including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction or any political subdivision thereof.

     If a withholding or deduction at source is required, we will, subject to certain limitations and exceptions described below, pay to the holder of any such debt security such additional amounts as may be necessary so that every net payment of principal, premium, if any, interest or any other amount made to such holder, after the withholding or deduction, will not be less than the amount provided for in such debt security and the applicable Digene indenture to be then due and payable.

     We will not be required to pay any additional amounts for or on account of:

(1)	any tax, fee, duty, assessment or governmental charge of whatever nature which would not have been imposed but for the fact that such holder

•	was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of, or receipt of payment under, such debt security,

•	presented such debt security for payment in the relevant taxing jurisdiction or any political subdivision thereof, unless such debt security could not have been presented for payment elsewhere, or

•	presented such debt security for payment more than 30 days after the date on which the payment in respect of such debt security became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amounts if it had presented such debt security for payment on any day within that 30-day period;

(2)	any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(3)	any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of such debt security to comply with any reasonable request by us addressed to the holder within 90 days of such request

•	to provide information concerning the nationality, residence or identity of the holder or such beneficial owner or

•	to make any declaration or other similar claim or satisfy any information or reporting requirement, which is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

(4)	any combination of items (1), (2) and (3).

     In addition, we will not pay additional amounts with respect to any payment of principal of, or premium, if any, interest or any other amounts on, any such debt security to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such debt security to the extent such payment would be required by the laws of the relevant taxing jurisdiction, or any political subdivision or relevant taxing authority thereof or therein, to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of the debt security. (Section 10.4)

Redemption

     If provided in the related prospectus supplement, we will have the right to redeem some or all of the debt securities. The prospectus supplement relating to the particular debt securities offered thereby will describe:

•	whether and on what terms we will have the option to redeem such debt securities in lieu of paying additional amounts in respect of certain taxes, fees, duties, assessments or governmental charges that might be imposed on holders of such debt securities,

•	whether any of such debt securities are to be redeemable at our option and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities may be redeemed, in whole or in part, at our option, and

•	whether we will be obligated to redeem or purchase any of such debt securities pursuant to any sinking fund or analogous provision or at the option of any holder thereof and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities will be redeemed or purchased, in whole or in part, pursuant to such obligation, and any provisions for the remarketing of such debt securities so redeemed or purchased.

     If provided in the related prospectus supplement, the holders of the debt securities may have the right to cause us to repay their indebtedness upon a change of control involving us.

     The Digene indentures provide that if we do not redeem all of the debt securities, the trustee will select the securities to be redeemed by such method as it shall deem fair and appropriate. If any debt securities are to be redeemed in part only, we will issue a new security in principal amount equal to the unredeemed principal portion. If a portion of the debt securities is selected for partial redemption and the holder converts or elects repurchase of a portion of its debt securities, the converted or repurchased portion will be deemed to be taken from the portion selected for redemption. Unless otherwise provided in the prospectus supplement, notice of any redemption setting forth the redemption date and redemption price must be given at least 30 days but not more than 60 days before the redemption date to each holder of debt securities to be redeemed.

Consolidation, Amalgamation, Merger and Sale of Assets

     Each Digene indenture provides that we may not:

(1)	consolidate or amalgamate with or merge into any Person or convey, transfer or lease our properties and assets as an entirety or substantially as an entirety to any Person, or

(2)	permit any Person to consolidate or amalgamate with or merge into us, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to us, unless

•	in the case of (1) above, such Person is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and will expressly assume, by supplemental indenture satisfactory in form to the trustee, the due and punctual payment of the principal of, any premium and interest on and any additional amounts with respect to all of the debt securities issued thereunder, and the performance of our obligations under such Digene indenture and the debt securities issued thereunder, and provides for conversion or exchange rights in accordance with the provisions of the debt securities of any series that are convertible or exchangeable into common stock or other securities,

•	immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of ours or a Subsidiary as a result of such transaction as having been incurred by us or such Subsidiary at the time of such transaction, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, will have happened and be continuing, and

•	certain other conditions are met. (Section 8.1)

Events of Default

     Each of the following events will constitute an Event of Default under the applicable Digene indenture with respect to any series of debt securities issued thereunder, whatever the reason for such Event of Default and whether it will be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(1)	default in the payment of any interest on any debt security of such series, or any additional amounts payable with respect thereto, when such interest becomes or such additional amounts become due and payable, and continuance of such default for a period of 30 days,

(2)	default in the payment of the principal of or any premium on any debt security of such series, or any additional amounts payable with respect thereto, when such principal or premium becomes or such additional amounts become due and payable either at maturity, upon any redemption, by declaration of acceleration or otherwise,

(3)	default in the deposit of any sinking fund payment, when and as due by the terms of any debt security of such series,

(4)	default in the performance, or breach, of any covenant or warranty of ours contained in the applicable Digene indenture for the benefit of such series or in the debt securities of such series, and the continuance of such default or breach for a period of 60 days after there has been given written notice as provided in such Digene indenture,

(5)	if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness of ours, whether such Indebtedness now exists or is hereafter created or incurred, happens and consists of default in the payment of more than $50,000,000 in principal amount of such Indebtedness at the maturity thereof, after giving effect to any applicable grace period, or results in such Indebtedness in principal amount in excess of $50,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such default is not cured or such acceleration is not rescinded or annulled within a period of 30 days after there has been given written notice as provided in the applicable Digene indenture,

(6)	we shall fail within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $50,000,000, which is not stayed on appeal or is not otherwise being appropriately contested in good faith,

(7)	certain events in our bankruptcy, insolvency or reorganization, and

(8)	any other Event of Default provided in or pursuant to the applicable Digene indenture with respect to the debt securities of such series. (Section 5.1)

     If an Event of Default with respect to the debt securities of any series, other than an Event of Default described in (7) of the preceding paragraph, occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of such series by written notice as provided in the applicable Digene indenture may declare the principal amount, or such lesser amount as may be provided for in the debt securities of such series, of all outstanding debt securities of such series to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the applicable Digene indenture, the holders of a majority in aggregate principal amount of the debt securities of such series may, under certain circumstances, rescind and annul such acceleration. An Event of Default described in (7) of the preceding paragraph will cause the principal amount and accrued interest, or such lesser amount as provided for in the debt securities of such series, to become immediately due and payable without any declaration or other act by the trustee or any holder. (Section 5.2)

     Each Digene indenture provides that, within 90 days after the occurrence of any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to the debt securities of any series, the trustee will transmit, in the manner set forth in such Digene indenture, notice of such default to the holders of the debt securities of such series unless such default has been cured or waived; provided, however, that the trustee may withhold such notice if and so long as the Board of Directors, any duly authorized committee of the Board of Directors or a trust committee of directors and/or responsible officers of the trustee in good faith determine that the withholding of such notice is in the best interest of the holders of the debt securities of such series; and provided, further, that in the case of any default of the character described in (5) of the second preceding paragraph, no such notice to holders will be given until at least 30 days after the default occurs. (Section 6.3)

     If an Event of Default occurs and is continuing with respect to the debt securities of any series, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of the debt securities of such series by all appropriate judicial proceedings. (Section 5.3) Each Digene indenture provides that, subject to the duty of the trustee during any default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under such Digene indenture at the request or direction of any of the holders of the debt securities, unless such holders shall have offered to the trustee indemnity reasonably satisfactory to the trustee. (Section 6.2) Subject to such provisions for the indemnification of the trustee, and subject to applicable law and certain other provisions of the applicable Digene indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to debt securities of such series. (Section 5.12)

Modification and Waiver

     We and the trustee may modify or amend a Digene indenture with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity of the principal of, or any premium or installment of interest on, or any additional amounts with respect to, any debt security,

•	reduce the principal amount of, or the rate, or modify the calculation of such rate, of interest on, or any additional amounts with respect to, or any premium payable upon the redemption of, any debt security,

•	change our obligation to pay additional amounts with respect to any debt security,

•	reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof or the amount thereof provable in bankruptcy,

•	change the redemption provisions of any debt security or adversely affect the right of repayment at the option of any holder of any debt security,

•	change the place of payment or the currency in which the principal of, any premium or interest on or any additional amounts with respect to any debt security is payable,

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of any holder, on or after the repayment date,

•	reduce the percentage in principal amount of the outstanding debt securities, the consent of whose holders is required in order to take specific actions,

•	reduce the requirements for quorum or voting by holders of debt securities in Section 15.4 of the applicable Digene indenture, modify any of the provisions in the applicable Digene indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of the debt securities except to increase any percentage vote required or to provide that other provisions of such Digene indenture cannot be modified or waived without the consent of the holder of each debt security affected thereby,

•	make any change that adversely affects the right to convert or exchange any debt security into or for our common stock or other debt securities or other securities, cash or property in accordance with its terms,

•	modify any of the provisions of the subordinated indenture relating to the subordination of the subordinated debt securities in a manner adverse to holders of the subordinated debt securities, or

•	modify any of the above provisions. (Section 9.2)

     In addition, no supplemental indenture may directly or indirectly modify or eliminate the subordination provisions of the subordinated indenture in any manner which might terminate or impair the subordination of the subordinated debt securities to Senior Indebtedness without the prior written consent of the holders of the Senior Indebtedness. (Section 9.7 of the subordinated indenture)

     We and the trustee may modify or amend a Digene indenture and the debt securities of any series without the consent of any holder in order to, among other things:

•	provide for our successor pursuant to a consolidation, amalgamation, merger or sale of assets,

•	add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us by the applicable Digene indenture,

•	provide for a successor trustee with respect to the debt securities of all or any series,

•	cure any ambiguity or correct or supplement any provision in the applicable Digene indenture which may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the applicable Digene indenture which will not adversely affect the interests of the holders of debt securities of any series,

•	change the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of debt securities under the applicable Digene indenture,

•	add any additional Events of Default with respect to all or any series of debt securities,

•	secure the debt securities,

•	provide for conversion or exchange rights of the holders of any series of debt securities, or

•	make any other change that does not materially adversely affect the interests of the holders of any debt securities then outstanding under the applicable Digene indenture. (Section 9.1)

     The holders of at least a majority in aggregate principal amount of the debt securities of any series may, on behalf of the holders of all debt securities of that series, waive compliance by us with certain restrictive provisions of the applicable Digene indenture. (Section 10.6) The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive any past default and its consequences under the applicable Digene indenture with respect to debt securities of that series, except a default:

•	in the payment of principal of, any premium or interest on or any additional amounts with respect to debt securities of that series or

•	in respect of a covenant or provision of the applicable Digene indenture that cannot be modified or amended without the consent of the holder of each debt security of any series. (Section 5.13)

     Under each Digene indenture, we are required to furnish the trustee annually a statement as to performance by us of certain of our obligations under such Digene indenture and as to any default in such performance. We are also required to deliver to the trustee, within five days after occurrence thereof, written notice of any Event of Default or any event which after notice or lapse of time or both would constitute an Event of Default. (Section 10.7)

Discharge, Defeasance and Covenant Defeasance

     We may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by depositing with the trustee, in trust, funds in United States dollars or in the Foreign Currency (as defined below) in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities with respect to principal and any premium, interest and additional amounts to the date of such deposit, if such debt securities have become due and payable, or to the maturity thereof, as the case may be. (Section 4.1)

     Each Digene indenture provides that, unless the provisions of Section 4.2 thereof are made inapplicable to debt securities of or within any series pursuant to Section 3.1 thereof, we may elect either:

•	to defease and be discharged from any and all obligations with respect to such debt securities, except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such debt securities and other obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to such debt securities and to hold moneys for payment in trust, or

•	to be released from its obligations with respect to such debt securities under certain covenants as described in the related prospectus supplement, and any omission to comply with such obligations will not constitute a default or an Event of Default with respect to such debt securities.

     Such defeasance or such covenant defeasance, as the case may be, will be conditioned upon the irrevocable deposit by us with the trustee, in trust, of an amount in United States dollars or in the Foreign Currency in which such debt securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, any premium and interest on, and any additional amounts with respect to, such debt securities on the scheduled due dates. (Section 4.2)

     Such a trust may only be established if, among other things:

•	the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the applicable Digene indenture or any other material agreement or instrument to which we are a party or by which we are bound,

•	no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to the debt securities to be defeased will have occurred and be continuing on the date of establishment of such a trust and, with respect to defeasance only, at any time during the period ending on the 123rd day after such date, and

•	we have delivered to the trustee an opinion of counsel, as specified in the applicable Digene indenture, to the effect that the holders of such debt securities will not recognize income, gain or loss for United States Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by us, a Revenue Ruling published by the Internal Revenue Service or a change in applicable United States Federal income tax law occurring after the date of the applicable Digene indenture. (Section 4.2)

     “Foreign Currency” means any currency, currency unit or composite currency, including, without limitation, the euro, issued by the government of one or more countries other than the United States of America or by any recognized confederation or association of such governments. (Section 1.1)

     “Government Obligations” means debt securities which are:

(1)	direct obligations of the United States of America or the government or the governments which issued the Foreign Currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged or

(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government or governments which issued the Foreign Currency in which the debt securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government or governments, which, in the case of clauses (1) and (2), are not callable or redeemable at the option of the issuer or issuers thereof, and will also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of or any other amount with respect to any such Government Obligation held by such custodian for the account of the holder of such depository receipt, provided that, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian with respect to the Government Obligation or the specific payment of interest on or principal of or any other amount with respect to the Government Obligation evidenced by such depository receipt. (Section 1.1)

     If after we have deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series,

(1)	the holder of a debt security of that series is entitled to, and does, elect pursuant to Section 3.1 of the applicable Digene indenture or the terms of such debt security to receive payment in a currency other than that in which such deposit has been made in respect of such debt security, or

(2)	a Conversion Event occurs in respect of the Foreign Currency in which such deposit has been made;

the indebtedness represented by such debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, any premium and interest on, and any additional amounts with respect to, such debt security as such debt security becomes due out of the proceeds yielded by converting the amount or other properties so deposited in respect of such debt security into the currency in which such debt security becomes payable as a result of such election or such Conversion Event based on:

•	in the case of payments made pursuant to clause (1) above, the applicable market exchange rate for such currency in effect on the second business day prior to such payment date, or

•	with respect to a Conversion Event, the applicable market exchange rate for such Foreign Currency in effect, as nearly as feasible, at the time of the Conversion Event. (Section 4.2)

     “Conversion Event” means the cessation of use of:

•	a Foreign Currency both by the government of the country or countries which issued such Foreign Currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community or

•	any currency unit or composite currency for the purposes for which it was established.

     All payments of principal of, any premium and interest on, and any additional amounts with respect to, any debt security that are payable in a Foreign Currency that ceases to be used by the government or governments of issuance will be made in U.S. dollars. (Sections 1.1 and 4.2)

     In the event we effect covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any Event of Default other than an Event of Default with respect to any covenant as to which there has been covenant defeasance, the amount in such Foreign Currency in which such debt securities are payable, and Government Obligations on deposit with the trustee, will be sufficient to pay amounts due on such debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such Event of Default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

Subordination of the Subordinated Debt Securities

     The subordinated debt securities will, to the extent set forth in the subordinated indenture, be subordinate in right of payment to the prior payment in full of all Senior Indebtedness. (Section 16.1 of the subordinated indenture). In the event of:

•	any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to us or to our creditors, as such, or to our assets, or

•	any voluntary or involuntary liquidation, dissolution or other winding up of ours, whether or not involving insolvency or bankruptcy, or any assignment for the benefit of creditors or any other marshalling of assets and liabilities of ours, then and in any such event the holders of Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness, or provision will be made for such payment in cash, before the holders of the subordinated debt securities are entitled to receive or retain any payment on account of principal of, or any premium or interest on, or any additional amounts with respect to, subordinated debt securities, and to that end the holders of Senior Indebtedness will be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of ours being subordinated to the payment of subordinated debt securities, which may be payable or deliverable in respect of subordinated debt securities in any such case, proceeding, dissolution, liquidation or other winding up event. (Section 16.3 of the subordinated indenture)

     By reason of such subordination, in the event of our liquidation or insolvency, holders of Senior Indebtedness and holders of other obligations of ours that are not subordinated to Senior Indebtedness may recover more, ratably, than the holders of subordinated debt securities.

     Subject to the payment in full of all Senior Indebtedness, the rights of the holders of subordinated debt securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of ours applicable to such Senior Indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, subordinated debt securities have been paid in full. (Section 16.4 of the subordinated indenture)

     No payment of principal, including redemption and sinking fund payments, of or any premium or interest on or any additional amounts with respect to the subordinated debt securities may be made:

•	if any Senior Indebtedness of ours is not paid when due and any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, or

•	if the maturity of any Senior Indebtedness of ours has been accelerated because of a default. (Section 16.2 of the subordinated indenture)

     The subordinated indenture does not limit or prohibit us from incurring additional Senior Indebtedness, which may include Indebtedness that is senior to subordinated debt securities, but subordinate to our other obligations. The senior debt securities will constitute Senior Indebtedness under the subordinated indenture.

     The term “Senior Indebtedness” means all Indebtedness of ours outstanding at any time, except:

•	the subordinated debt securities,

•	Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is subordinated to or ranks equally with the subordinated debt securities,

•	Indebtedness of ours to an Affiliate of ours,

•	interest accruing after the filing of a petition initiating any bankruptcy, insolvency or other similar proceeding unless such interest is an allowed claim enforceable against us in a proceeding under federal or state bankruptcy laws, and

•	trade accounts payable.

     Such Senior Indebtedness will continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness. (Sections 1.1 and 16.8 of the subordinated indenture)

     The subordinated indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of subordinated debt securities, may be changed prior to such issuance. Any such change would be described in the related prospectus supplement.

     As of March 31, 2004, we had $2,510,632 of outstanding indebtedness that would have constituted Senior Indebtedness under the subordinated indenture.

New York Law to Govern

     The Digene indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed wholly in that state. (Section 1.13)

Information Concerning the Trustee

     We may from time to time borrow from, maintain deposit accounts with and conduct other banking transactions with the trustee and its affiliates in the ordinary course of business. The trustee will be named in the applicable prospectus supplement.

     Under each Digene indenture, the trustee may be required to transmit annual reports to all holders regarding its eligibility and qualifications as trustee under the applicable Digene indenture and related matters. (Section 7.3)

     The trustee shall have and be subject to all of the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of senior notes, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the trustee reasonably believes that repayment or adequate indemnity is not reasonably assured.

SELLING STOCKHOLDER

     Armonk Partners, the Selling Stockholder, is our largest stockholder. The Selling Stockholder may sell up to a total dollar amount of $60,000,000 of our common stock from time to time in one or more offerings under this prospectus and a prospectus supplement. Evan Jones and Charles M. Fleischman are the general partners of the Selling Stockholder. Evan Jones is our Chief Executive Officer and the Chairman of our Board of Directors. Charles M. Fleischman is our President, Chief Operating Officer and Chief Financial Officer, and a director on our Board. We will not receive any of the proceeds from the sale of our common stock by Armonk Partners.

     The prospectus supplement for any offering of common stock by the Selling Stockholder will include the following information:

•	the number of shares of common stock owned by the Selling Stockholder prior to the offering;

•	the number of shares of common stock to be offered by the Selling Stockholder;

•	the number of shares of common stock to be held by the Selling Stockholder after completion of the offering; and

•	the percent of our then-outstanding common stock to be owned by the Selling Stockholder after completion of the offering.

     Currently, the Selling Stockholder owns 3,871,401 shares, or approximately 20%, of our outstanding common stock. If the Selling Stockholder were to offer the entire $60,000,000 of common stock that may be offered by it under this prospectus and a prospectus supplement at a price similar to our current market price, such sale would have the following impact on the Selling Stockholder’s holdings:

			Number of	Percentage of
			Shares Owned	Common Stock
	Number of Shares	Number of	After	Owned After
Name of	Owned Before	Shares Offered	Completion of	Completion of
Selling Stockholder	Offering	for Sale(1)	Offering	Offering
Armonk Partners	3,871,401	1,646,542	2,224,859	11.3%

     (1)     Based on an assumed sales price of $36.44, the closing price of our common stock on the NASDAQ National Market on April 19, 2004. The actual number of shares that may be sold by the Selling Stockholder will vary based upon the offering price.

PLAN OF DISTRIBUTION

Digene

     General

     We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors;

•	to underwriters for resale to the public or to investors;

•	directly to investors;

•	through a combination of any of the above methods of sale; or

•	any other method permitted by law.

     We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents or underwriters;

•	the purchase price of the securities being offered and the proceeds that we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities being offered may be listed.

     Agents

     We may designate agents who agree to use their reasonable or best efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

     Underwriters

     If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters may change from time to time any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming any underwriter the nature of any such relationship.

     Underwriters, dealers, and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers, or agents and will describe their compensation. We may have agreements with the underwriters, dealers, and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers, and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

     Direct Sales

     We may also sell securities directly to one or more purchasers without using underwriters, dealers or agents.

     Trading Markets and Listing of Securities

     Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the NASDAQ National Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

     Stabilization Activities

     In any firm commitment underwritten offering, any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

     Passive Market Making

     Any underwriters who are qualified market makers on the NASDAQ National Market may engage in passive market making transactions in the securities on the NASDAQ National

Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offer or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market marker’s bid; however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

     Derivative Transactions

     We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

Selling Stockholder

     General

     The Selling Stockholder may sell the common stock being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors;

•	to underwriters for resale to the public or to investors;

•	directly to investors;

•	through a combination of any of the above methods of sale; or

•	any other method permitted by law.

     The Selling Stockholder must pay all brokerage commissions and similar expenses relating to the sale of its shares. The Selling Stockholder may sell the shares on the NASDAQ National Market or otherwise, at market prices or negotiated prices. We will set forth in a prospectus supplement the terms of the offering of securities by the Selling Stockholder, including:

•	the name or names of any agents or underwriters;

•	the purchase price of the securities being offered and the proceeds that the Selling Stockholder will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from the Selling Stockholder;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

     Agents

     The Selling Stockholder may designate agents who agree to use their reasonable or best efforts to solicit purchases for the period of their appointment or to sell common stock on a continuing basis.

     Underwriters

     If the Selling Stockholder uses underwriters for a sale of common stock, the underwriters will acquire the common stock for their own account. The underwriters may resell the common stock in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the common stock will be subject to the conditions set forth in the applicable underwriting agreement with the Selling Stockholder. The underwriters may change from time to time any discounts or concessions the underwriters allow or reallow or pay to dealers.

     Underwriters, dealers, and agents that participate in the distribution of the common stock may be underwriters as defined in the Securities Act and any discounts or commissions they receive from the Selling Stockholder and any profit on their resale of the common stock may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers, or agents and will describe their compensation. The Selling Stockholder may have agreements with the underwriters, dealers, and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act.

     Direct Sales

     The Selling Stockholder may also sell the common stock directly to one or more purchasers without using underwriters, dealers or agents.

     Stabilization Activities

     In any firm commitment underwritten offering, any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

LEGAL MATTERS

     Ballard Spahr Andrews & Ingersoll, LLP, Philadelphia, Pennsylvania, will provide an opinion as to legal matters in connection with the securities that we may offer.

EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended June 30, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in this registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We are a reporting company and file annual, quarterly and current reports, proxy statements, and other information with the SEC. You may read and copy these reports, proxy statements, and other information at the SEC’s public reference room located at 450 Fifth Street, N.W., Washington, DC 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s web site at “http://www.sec.gov.” In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, DC 20006.

INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering:

•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2003;

•	our Proxy Statement on Schedule 14A filed with the SEC on September 30, 2003;

•	our Quarterly Report on Form 10-Q for the period ended September 30, 2003;

•	our Quarterly Report on Form 10-Q for the period ended December 31, 2003; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on April 11, 1996.

     Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written or oral requests for copies should be directed to us at the address below.

Digene Corporation Attention: Charles M. Fleischman 1201 Clopper Road Gaithersburg, Maryland 20878 (301) 944-7000 www.digene.com

$90,000,000

Digene Corporation

Common Stock, $0.01 par value
Preferred Stock, $0.10 par value
Debt Securities

$60,000,000

Common Stock, $0.01 par value
by the Selling Stockholder

PROSPECTUS

, 2004

You should rely only on the information contained in this prospectus or incorporated by reference into this prospectus. We have not authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. This prospectus is not an offer of these securities in any state where any offer is not permitted. The information in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities. You should not assume that this prospectus is accurate as of any other date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered. Except for the SEC registration fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	$19,005	(1)
Listing fees and expenses	$15,000
Printing fees and expenses	$50,000
Legal fees and expenses	$75,000
Accounting fees and expenses	$50,000
Miscellaneous	$1,995

Total	$179,000

(1)	Previously paid. Armonk Partners paid $7,602 of the filing fee.

Item 15. Indemnification of Directors and Officers.

     Our Amended and Restated Certificate of Incorporation provides that we will, to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, indemnify any person who is or was an officer or director of Digene Corporation, as well as any person who is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise. In addition, our Amended and Restated Certificate of Incorporation eliminates personal liability of our directors to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time.

     Section 145 of the Delaware General Corporation Law permits a corporation to indemnify its directors, officers, employees or agents and any person serving in such capacity for another corporation, partnership, joint venture, trust or other enterprise at the request of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties if such person acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, indemnification may be made only for expenses (including attorneys’ fees) actually and reasonably incurred by such parties in connection with the defense or settlement of an action or suit and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant is fairly and reasonably entitled to indemnification for such expenses despite such adjudication of liability.

     Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds; or

•	for any transaction from which the director derived an improper personal benefit.

     No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

Item 16. Exhibits.

Exhibit Number	Description
1.1*	Form of Underwriting Agreement

4.1	Form of Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to Digene’s Registration Statement on Form S-1 (File No. 333-2968))

4.2	Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 to Digene’s Registration Statement on Form S-1 (File No. 333-2968))

4.3	Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.2 to Digene’s Annual Report on Form 10-K for the year ended June 30, 2001)

4.4**	Form of Senior Indenture

4.5*	Form of Senior Debt Securities

4.6**	Form of Subordinated Indenture

4.7*	Form of Subordinated Debt Securities

Exhibit Number	Description
5.1***	Opinion of Ballard Spahr Andrews & Ingersoll, LLP

12.1**	Statement re Computation of Ratios to Fixed Charges

23.1***	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1)

23.2**	Consent of Ernst & Young LLP, Independent Auditors

24.1***	Power of Attorney

25.1*	Statement of Eligibility of the Trustee under the Trust Indenture Act of 1939

*	To be filed by amendment or as an exhibit to a report filed pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act.

**	Filed herewith.

***	Previously filed.

Item 17. Undertakings

     The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaithersburg, State of Maryland, on April 23, 2004.

DIGENE CORPORATION
By:	/s/ Charles M. Fleischman
Charles M. Fleischman, President,
Chief Operating Officer and Chief Financial Officer

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

*	Chairman and Chief Executive Officer	April 23, 2004
(principal executive officer)
Evan Jones

/s/ Charles M. Fleischman	President, Chief Operating Officer, Chief	April 23, 2004
Financial Officer and Director (principal
Charles M. Fleischman	financial officer)

/s/ Joseph P. Slattery	Senior Vice President, Finance and	April 23, 2004
Information Systems (principal
Joseph P. Slattery	accounting officer)

*	Director	April 23, 2004

John H. Landon

Director

Joseph M. Migliara

*	Director	April 23, 2004

Cynthia L. Sullivan

*	Director	April 23, 2004

Kenneth R. Weisshaar

*	Director	April 23, 2004

John J. Whitehead

*	By:	/s/ Charles M. Fleischman

Charles M. Fleischman
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Form of Underwriting Agreement

4.1	Form of Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to Digene’s Registration Statement on Form S-1 (File No. 333-2968))

4.2	Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 to Digene’s Registration Statement on Form S-1 (File No. 333-2968))

4.3	Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.2 to Digene’s Annual Report on Form 10-K for the year ended June 30, 2001)

4.4**	Form of Senior Indenture

4.5*	Form of Senior Debt Securities

4.6**	Form of Subordinated Indenture

4.7*	Form of Subordinated Debt Securities

5.1***	Opinion of Ballard Spahr Andrews & Ingersoll, LLP

12.1**	Statement re Computation of Ratios to Fixed Charges

23.1***	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1)

23.2**	Consent of Ernst & Young, LLP, Independent Auditors

24.1***	Power of Attorney

25.1*	Statement of Eligibility of the Trustee under the Trust Indenture Act of 1939

*	To be filed by amendment or as an exhibit to a report filed pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act.

**	Filed herewith.

***	Previously filed.